Exhibit 99.1

THORNBURG MORTGAGE REPORTS 1Q EPS OF $0.62;

DECLARES $0.68 1Q DIVIDEND

COMPANY’S DISCIPLINED AND EFFICIENT STRATEGIES RESULT IN SOLID FIRST QUARTER RESULTS; INDUSTRY SUBPRIME PROBLEMS IMPROVE OPPORTUNITIES

•	Quarterly dividend maintained at $0.68

•	Margins stabilizing as returns on new investment opportunities improve

•	1Q mortgage originations of $1.7 billion, up 20% year-over-year

•	Total assets of $55.2 billion; a 20% increase over prior year

•	Continued exceptional credit performance with no losses and 0.11% 60-plus day delinquencies and REO

Santa Fe, NM, April 19, 2007 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income before preferred stock dividends for the quarter ended March 31, 2007, of $75.0 million, or $0.62 per common share, as compared to $72.4 million, or $0.66 per common share for the prior year. Taxable earnings for the quarter are estimated to be $0.64 per common share.

Simultaneous with the earnings announcement, the company’s Board of Directors declared a first quarter dividend of $0.68 per common share, payable on May 15, 2007, to shareholders of record on May 4, 2007. The ex-dividend date is May 2, 2007. This dividend is unchanged from both the year-earlier period and the fourth quarter of 2006.

Garrett Thornburg, the Company’s chairman and chief executive officer, remarked, “The year 2007 is off to a better start than we had anticipated. Our disciplined approach to interest rate and credit risk management continues to allow us to report earnings above consensus earnings estimates. We anticipate that we will further benefit from the troubles in the mortgage lending industry as credit standards tighten and investment returns on new mortgage assets improve. As a result, our first quarter earnings were solid and we sustained the dividend. And, as we look ahead we are increasingly confident that we may not need to make a downward adjustment in the current dividend rate in 2007. After payment of the first quarter dividend, we will have an estimated $0.11 per share of undistributed taxable income to support future quarterly dividends.”

Larry Goldstone, the company’s president and chief operating officer, remarked, “Our utilization of capital and financing strategies, continued slow mortgage prepayment activity, continued exceptional credit performance and improving profitability on new mortgage asset acquisitions provided the foundation for another successful quarter at Thornburg Mortgage. In successfully executing a number of financing and alternative capital raising transactions, we maintained the strength and liquidity of our balance sheet and benefited our earnings despite an environment in which our core spread-lending business had historically been stressed by competitive market and interest rate pressures. During the quarter, we completed another collateralized mortgage debt transaction through which we permanently financed $1.5 billion of ARM loans. Because of the reduced capital requirement related to these transactions, we had the ability to employ $101.9 million of freed-up capital to support the acquisition of $1.1 billion in additional ARM assets. At March 31, 2007, the balance of our collateralized mortgage debt financing had reached $19.2 billion, accounting for 37% of our balance sheet financing, which we expect will continue to contribute to our earnings in future quarters.”

Mr. Goldstone added, “We also issued a modest amount of common stock during the quarter, raising a net amount of $46.1 million through our diverse capital-raising programs at an average net price of $25.52 per share. Additionally, we received net proceeds of $18.1 million from preferred stock issuances at an average net price of $24.63 per share.”

Mr. Goldstone continued, “In the first quarter, we benefited from wider spreads on new prime quality mortgage assets caused by credit concerns concentrated in the subprime and Alt A segments of the mortgage market, and also from reduced premium amortization as the current interest rate environment led to continued slower-than-projected prepayments. Premium amortization in the first quarter was $7.9 million, down 62% from $20.7 million in the first quarter of 2006. Going forward, and based on the current level of prepayment rates, yield curve shape and the improved market for new ARM assets, our portfolio margin and earnings should continue to benefit from better spreads and reduced premium amortization. As a result, our outlook for 2007 and 2008 continues to improve.”

Mr. Goldstone concluded, “Adding to our positive outlook is the anticipated earnings benefit we should realize as the interest rates on approximately $6.7 billion of our hybrid ARMs contractually reset over the next 21 months from an average interest rate of 4.63% to a current market rate. As these seasoned hybrid ARM assets either reprice, refinance or pay off, our earnings will improve as we are funding many of these assets at negative portfolio margins today. Taking all of these factors together, we are increasingly confident that our earnings expectation in 2007 will exceed the high end of the range of the analysts’ current estimates as polled by First Call, which are between $2.25 and $2.40 per share, and appears likely to exceed the current dividend level in 2008.”

Origination Activity

Commenting on the mortgage origination program, Joseph Badal, senior executive vice president and chief lending officer, said, “Loan originations totaled $1.7 billion in the first quarter, an increase of 20% over the year-ago period and 34% over the previous quarter. Our results sharply contrast with the current Mortgage Bankers Association’s (MBA) projection that the industry’s overall origination activity in 2007 will drop by 9%. Our origination volumes are expected to remain strong with $810.2 million of loans in the fallout-adjusted pipeline at March 31, 2007, most of which we expect will close in the second quarter of 2007.”

Mr. Badal added, “While the MBA is projecting a 9% decline in total mortgage originations in 2007, we anticipate that our service oriented, common-sense approach to loan underwriting – with our focus on providing jumbo and super-jumbo ARM loans to borrowers with superior credit will allow us to continue to gain market share. Further, recent credit problems in the mortgage lending industry are resulting in tighter credit lending practices industry-wide, which we believe will improve our relative competitive position as we sustain our high-level standards while most other lenders have to tighten their standards. In 2007, we anticipate that our innovative lending activities and improved competitive position will allow us to expand our lending partner network and grow our client base. Our goal is to originate $6.8 billion in mortgage loans in 2007, a 21% increase over 2006.”

Mr. Badal explained, “During the quarter, our correspondent lending partners grew by 6% to 298 relationships. For loans originated in the quarter our average correspondent loan size was over five times the national average in the first quarter of 2007 or $984,188, up 20% from year end 2006. Based on the latest mortgage origination statistics, we are the nation’s 21st largest correspondent lender.”

Mr. Badal continued, “Our recently launched wholesale channel continues to gain momentum owing to our ability to provide innovative products and exceptional service to the mortgage broker community. We now have twenty account executives in five targeted geographic regions supporting 411 brokerage firms with 3,862 loan officer relationships. We continue to believe this channel will provide a growing source of higher yielding loans and new customer relationships. In 2007, we anticipate that 25% of our loan origination activity will be generated by this channel.”

Mr. Badal concluded, “We have also seen positive results with our retention and referral programs. Not only has our client base grown 29% over the last year – we now service $12.9 billion of loans for 21,273 customers nationwide – but our Thornburg Mortgage Exchange ProgramSM and Refuse to LoseSM campaign have had a positive impact on our direct retail production and retention of current customers. These proactive campaigns target our clients who are likely to enter into another mortgage transaction and offer convenient mortgage options to allow us to retain and grow our relationships with them. In the first quarter, we exchanged $175.1 million of loans, thereby continuing our lending relationship with 274 of our current customers.”

The credit quality of the company’s originated and bulk purchased loans remains exceptional and shows no signs of deteriorating. At March 31, 2007, the company’s 60-plus delinquent loans and real-estate owned properties were 0.11% of its $24.1 billion portfolio of securitized and unsecuritized loans, unchanged from December 31, 2006, and still significantly below the comparable industry conventional prime ARM loan delinquency ratio of 2.14%. At March 31, 2007, the allowance for loan losses totaled $14.8 million, or 53.9% of seriously delinquent loans, which management believes is an appropriate allowance level given the characteristics of the company’s loan portfolio. The company did not realize a loan loss during the first quarter.

First Quarter Results

In the first quarter, net income earned before preferred stock dividends was $75.0 million, up 4% from $72.4 million a year ago. Net interest income was $90.7 million compared to $88.6 million, or 2% greater than a year ago. Return on equity for the first quarter was 13.1% compared to 13.3% for the year ago period. For the quarter, operating expenses as a percentage of average assets, decreased to 0.20% at March 31, 2007, from 0.24% at March 31, 2006, which helped support earnings and are amongst the lowest in the industry. Book value was $18.76 per share, down 11% from $21.00 a year ago, principally as a result of the change in Other Comprehensive Income on a year-over-year basis. The reason for the decline in book value is partially explained by the disproportionate amount of assets and hedging transactions whose market values are being reflected in Other Comprehensive Income as well as the impact of widening spreads on mortgage assets relative to our hedged funding costs.

The portfolio yield during the first quarter declined modestly to 5.43% from 5.45% in the prior quarter. The company’s average cost of funds increased to 4.93% in the first quarter from 4.88% in the prior quarter. This resulted in an average portfolio margin of 0.68% for the quarter, which was down slightly from 0.70% from the prior quarter, but comparable to the past three quarters. Premium amortization for the quarter was $7.9 million versus $4.8 million in the prior quarter and $20.7 million a year ago. Prepayment speeds continued to be slower than we had expected during the quarter and we reduced our expected prepayments for the next two months to reflect continued slow prepayment activity. For the quarter ended March 31, 2007, the quarterly Constant Prepayment Rate (CPR) averaged 15.0% CPR, up slightly from 14.0% CPR in the previous quarter and 14.7% CPR a year ago, as compared to the average 25.5% CPR projected over the remaining life of the portfolio.

Clarence Simmons, senior executive vice president and chief financial officer, commented, “Our earnings benefited from two additional factors in the first quarter. First, we sold $1.3 billion of higher premium adjustable-rate mortgage-backed securities for a gain of $1.8 million. Additionally, strong loan origination activity resulted in a $6.7 million market value gain on our pipeline of mortgage loan commitments and offsetting pipeline hedging transactions due to the effective management of our mortgage loan pipeline.”

Mr. Simmons continued, “We continue to manage our portfolio in order to protect ourselves from a possible resumption of short-term rate increases by the Federal Reserve or a rise in longer term interest rates should the yield curve steepen. Accordingly, the addition of $6.5 billion of net new swap agreements, a $2.8 billion reduction of forward starting swap agreements, and the sale of $1.3 billion of ARM assets adjusted our portfolio duration at quarter end to negative two months from zero at December 31, 2006.”

Mr. Simmons concluded, “During the quarter, we acquired or originated $5.6 billion of new mortgage assets and generated $2.1 billion of net portfolio growth, ending the quarter with consolidated assets of $55.2 billion. At quarter end, the unamortized cost basis at which we held our ARM assets was 100.7%, unchanged from the prior quarter, and still favorably positioning our asset portfolio should refinance activity pick up.”

The company remains committed to preserving strong asset quality. At March 31, 2007, ARM assets rated “AAA” or “AA” comprised 95.3% of the ARM portfolio. AAA- and AA-rated purchased ARM securities represented 42.3% of ARM assets. Another 41.2% represented “A quality” loans that the company has securitized into AAA- or AA-rated securities. Purchased securitized loans, which represent securities where the company has purchased 100% of the securitized mortgage loans from other sellers, comprised 11.8% of ARM assets. The company has retained the credit risk associated with the ownership of these purchased securitized loans and has an allowance for loan losses in the form of a non-accretable discount of $15.1 million, or 0.23% of the balance of these securities.

The company will host a dial-in conference call on Friday, April 20, 2007 at 10:30 a.m. EDT, to discuss first quarter results. The teleconference dial-in number is (888) 428-4478. A replay of the call will be available beginning at 2:00 p.m. EDT on April 20, 2007 and ending at 11:59 p.m. EDT on April 27, 2007. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 869765. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable-rate mortgage market. Backed by a balance sheet of $55.2 billion in high-quality mortgage assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high-quality mortgage-backed securities, and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading-edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit. We invite you to visit the company’s Web site at www.thornburgmortgage.com.

Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of seven laddered-maturity bond mutual funds, six equity mutual funds, and separately managed equity and fixed income portfolios for institutional and high-net-worth clients and sub-advisory services.

Both companies share three core attributes: high-quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Contact:	Allison Yates, Clay Simmons, Larry Goldstone @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	March 31, 2007	December 31, 2006
ASSETS
ARM Assets:
Purchased ARM Assets:
ARM securities, net	$22,977,619	$21,504,372
Purchased Securitized Loans, net	6,513,830	6,806,944

Purchased ARM Assets	29,491,449	28,311,316

ARM Loans:
Securitized ARM Loans, net	2,658,363	2,765,749
ARM Loans Collateralizing Debt, net	19,569,755	19,072,563
ARM loans held for securitization, net	1,864,742	1,383,327

ARM Loans	24,092,860	23,221,639

ARM Assets	53,584,309	51,532,955
Cash and cash equivalents	77,156	55,159
Restricted cash and cash equivalents	190,704	206,875
Hedging Instruments	272,920	370,512
Accrued interest receivable	347,442	328,206
Other assets	680,306	211,345

	$55,152,837	$52,705,052

LIABILITIES
Reverse Repurchase Agreements	$21,904,414	$20,706,587
Asset-backed CP	9,221,300	8,906,300
Collaterized Mortgage Debt	19,169,110	18,704,460
Whole loan financing facilities	1,416,600	947,905
Senior Notes	305,000	305,000
Subordinated Notes	240,000	240,000
Hedging Instruments	211,058	161,615
Payable for securities purchased	—	5,502
Accrued interest payable	177,570	171,852
Dividends payable	4,170	80,442
Accrued expenses and other	91,684	98,317

	52,740,906	50,327,980

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred Stock: par value $0.01 per share;
8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $151,760 and $133,340, respectively; 7,230,000 shares authorized, 6,070,000 and 5,334,000 shares issued and outstanding, respectively	146,917	128,768
Series D Adjusting Rate Cumulative Redeemable shares, aggregate preference in liquidation $100,000; 5,000,000 shares authorized, 4,000,000 shares issued and outstanding	96,200	96,200
Common Stock: par value $0.01 per share;
487,748,000 shares authorized, 115,580,000 and 113,775,000 shares issued and outstanding, respectively	1,156	1,138
Additional paid-in-capital	2,523,230	2,477,171
Accumulated other comprehensive loss	(411,576)	(312,048)
Retained earnings (accumulated deficit)	56,004	(14,157)

	2,411,931	2,377,072

	$55,152,837	$52,705,052

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Interest income from ARM assets and cash equivalents	$724,058	$523,756
Interest expense on borrowed funds	(633,378)	(435,135)

Net interest income	90,680	88,621

Servicing income, net	3,900	4,118
Mortgage services income, net	94	—
Gain (loss) on sale of ARM Assets, net	1,848	(214)
Gain on Derivatives, net	6,690	6,482

Net non-interest income	12,532	10,386

Provision for credit losses	(856)	(500)
Management fee	(6,624)	(5,803)
Performance fee	(8,272)	(9,063)
Long-term incentive awards	(3,443)	(3,320)
Other operating expenses	(9,020)	(7,900)

NET INCOME	$74,997	$72,421

Net income	$74,997	$72,421
Dividends on Preferred Stock	(4,836)	(2,350)

Net income available to common shareholders	$70,161	$70,071

Earnings per common share:
Net income	$0.62	$0.66

Average number of common shares outstanding	114,077	106,243

Dividends declared per common share	$0.68	$0.68

Noninterest expense as a percent of average assets	0.20%	0.24%

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